UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 15, 2009
NORTHROP GRUMMAN CORPORATION

(Exact name of registrant as specified in charter)

Delaware	1-16411	95-4840775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1840 Century Park East, Los Angeles, CA 90067
(Address of principal executive offices) (Zip Code)
(310) 553-6262
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 15, 2009, Ronald D. Sugar, Chief Executive Officer and Chairman of the Board of Northrop Grumman Corporation (the “Company”), notified the Board of Directors (the “Board”) of his intention to retire from the Company on June 30, 2010, and resign from his positions as Chairman of the Board and Chief Executive Officer and as a director of the Company on December 31, 2009. On January 1, 2010, Dr. Sugar will assume the title Chairman Emeritus of the Company. Dr. Sugar will remain as an employee of the Company and assist with transitional issues in an officer role until June 30, 2010.
     From now through the end of Dr. Sugar’s employment with the Company on June 30, 2010, the Company will continue to pay Dr. Sugar a regular salary at his current base salary rate, he will be eligible for a bonus with respect to 2009 in accordance with the Company’s 2002 Incentive Compensation Plan and he will continue to participate in the normal benefits and perquisites provided by the Company to corporate policy council officers. Dr. Sugar will not be eligible for a bonus with respect to 2010 or any additional equity-based awards. Upon Dr. Sugar’s June 30, 2010 retirement, all of his stock options that are otherwise unvested will vest. Additionally, upon Dr. Sugar’s June 30, 2010 retirement, or, if the Company terminates his employment earlier without cause, he will be deemed to have retired for purposes of his then-outstanding equity awards to the extent that the terms of such awards provide more favorable terms upon retirement (including early retirement) than termination of employment rules that would otherwise apply. The treatment of Dr. Sugar’s equity compensation awards upon termination without cause is consistent with the current provisions of such awards. Dr. Sugar will continue to be provided with an office and secretarial and IT support through December 31, 2014. The Company will also continue to provide Dr. Sugar with a home security system through December 31, 2010. Consistent with the Company’s retirement policy, there will be no severance paid to Dr. Sugar.
     On September 16, 2009, the Board elected Wesley G. Bush, the Company’s current President and Chief Operating Officer, as Chief Executive Officer and President of the Company to succeed Dr. Sugar, effective January 1, 2010. Upon succeeding as Chief Executive Officer, Mr. Bush will no longer serve as Chief Operating Officer, but he will continue to perform the functions of that office. The Board also elected Mr. Bush to the Board effective immediately.
     Mr. Bush has been an officer of the Company since 2003 when he was appointed Space Technology Sector President. In 2005, Mr. Bush was appointed Corporate Vice President and Chief Financial Officer. Mr. Bush has been President since May 2006 and Chief Operating Officer since March 2007. Prior to the Company’s acquisition of TRW, Mr. Bush had served as President and Chief Executive Officer for TRW’s UK-based global Aeronautical Systems since 2001. Mr. Bush joined TRW in 1987 as a systems engineer and held a series of increasingly responsible roles, including in 1999 when Mr. Bush was named Vice President and General Manager of the Telecommunication Programs Division. Mr. Bush holds a bachelor’s degree and a master’s degree in electrical engineering from the Massachusetts Institute of Technology. He also is a graduate of UCLA’s Executive Management Program.

Item 7.01.	Regulation FD Disclosure.
     The Company issued a press release on September 16, 2009 announcing the resignation of Dr. Sugar as Chief Executive Officer and Chairman of the Board effective December 31, 2009, the election of Mr. Bush as Chief Executive Officer and President effective January 1, 2010 and to the Board effective immediately and the election of Lewis W. Coleman as non-executive Chairman of the Board effective January 1, 2010. A copy of the press release is attached hereto as Exhibit 99.1.
     In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 8.01
     On September 16, 2009, the Board elected Lewis W. Coleman, a current member of the Company’s Board and the Lead Independent Director, as non-executive Chairman of the Board to succeed Dr. Sugar, effective January 1, 2010. Upon succeeding as non-executive Chairman of the Board, Mr. Coleman will continue to fulfill the duties and responsibilities of the Lead Independent Director.
     Mr. Coleman has been the President of DreamWorks Animation since December 2005 and Chief Financial Officer since March 2007. Previously he was the President of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004. Prior to that, Mr. Coleman was employed by Banc of America Securities, formerly known as Montgomery Securities where he was a Senior Managing Director from 1995 to 1998 and Chairman from 1998 to 2000. Before he joined Montgomery Securities, Mr. Coleman spent ten years at the Bank of America and Bank of America Corporation where he was successively the Senior Credit Officer in The World Banking Group, Head of Global Capital Markets, Head of the World Banking Group, and Vice Chairman of the Board and Chief Financial Officer. He spent the previous thirteen years at Wells Fargo Bank where his positions included Head of International Banking, Chief Personnel Officer and Chairman of the Credit Policy Committee. Mr. Coleman currently serves as a director of DreamWorks Animation. He also serves on several private company and civic boards.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

99.1	Retirement and Transition Letter with Dr. Ronald D. Sugar

99.2	Press release dated September 16, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2009	NORTHROP GRUMMAN CORPORATION
	By:	/s/ Joseph F. Coyne, Jr.
Joseph F. Coyne, Jr.
Corporate Vice President, Deputy General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Retirement and Transition Letter with Dr. Ronald D. Sugar

99.2	Press release dated September 16, 2009